EXHIBIT 10.14

TRANSLATE BIO, INC.

NONSTATUTORY STOCK OPTION AGREEMENT

Granted Under 2021 Inducement Stock Incentive Plan

Translate Bio, Inc. (the “Company”) hereby grants the following stock option to the Participant listed below pursuant to the Company’s 2021 Inducement Stock Incentive Plan (the “Plan”). The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of optionee (the “Participant”):	PARTICIPANT
Grant Date:	GRANT DATE
Number of shares of the Company’s Common Stock subject to this option (“Shares”):	SHARES
Option exercise price per Share:	EXERCISE PRICE
Number, if any, of Shares that vest immediately on the grant date:	None
Shares that are subject to vesting schedule:	SHARES
Vesting Start Date:	VESTING START DATE
Final Exercise Date:	FINAL EXERCISE DATE

Vesting Schedule:

All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

This option satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

TRANSLATE BIO, INC.

Nonstatutory Stock Option Agreement

Granted Under 2021 Inducement Stock Incentive Plan

Incorporated Terms and Conditions

1.    Grant of Option.

This agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this agreement (the “Notice of Grant”) to the Participant of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2021 Inducement Stock Incentive Plan (the “Plan”), the number of Shares set forth in the Notice of Grant of common stock, $0.001 par value per share, of the Company (“Common Stock”) at the exercise price per Share set forth in the Notice of Grant. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the Final Exercise Date set forth in the Notice of Grant (the “Final Exercise Date”).

The option evidenced by this agreement was granted to the Participant pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) as an inducement that is material to the Participant’s employment with the Company.

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.    Vesting Schedule.

This option will become exercisable (“vest”) in accordance with the vesting schedule set forth in the Notice of Grant.

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof.

Notwithstanding the foregoing, if, within twelve (12) months following a Change in Control (as defined below), the Participant’s employment is terminated (i) by the Company without Cause (as defined below) or (ii) by the Participant for Good Reason (as defined below), then the vesting schedule of the option shall be accelerated in full such that any then unvested portion of the option shall immediately vest in full on the date of such termination.

For purposes of this Agreement, “Cause” shall have the meaning set forth in Section 3(e) of this Agreement.

For purposes of this Agreement, “Change in Control” shall mean any: (i) merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues equity securities pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the equity ownership of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by both voting power and equity ownership, of (a) the surviving or resulting entity, or (b) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity (provided that all capital stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding capital stock are converted or exchanged); (ii) sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or (iii) any transfer of the Company’s equity securities, or securities exchangeable for or convertible into the Company’s equity securities, if, immediately following the transfer, any one or more persons (other than the Company’s equity holders as of immediately prior to the transfer) own a majority of the equity ownership or otherwise control a majority of the voting power of the Company.

For purposes of this Agreement, “Good Reason” shall mean that the Participant has complied with the Good Reason Process (as defined below) following the occurrence of any of the following actions undertaken by the Company without the Participant’s express prior written consent: (i) a material diminution in the Participant’s responsibilities, authority and function; (ii) a material reduction in the Participant’s base salary; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in the Participant’s base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect the Participant to a greater extent than other similarly situated employees; (iii) a material breach of any written agreement between the Participant and the Company; or (iv) a change in the geographic location at which the Participant must regularly report to work and perform services to a location that is more than fifty (50) miles from Lexington, Massachusetts, except for required travel on the Company’s business. “Good Reason Process” means that (i) the Participant has reasonably determined in good faith that a Good Reason condition has occurred; (ii) the Participant has notified the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Participant has cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Participant terminates the Participant’s employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

3.    Exercise of Option.

(a)    Form of Exercise. Each election to exercise this option shall be in writing in the form attached hereto as Exhibit A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

(b)    Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant to, the Company or any other entity the service providers of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c)    Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(d)    Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)    Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment is terminated by the Company for Cause (as defined in below), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment. If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment by the Company for Cause, and the effective date of such employment termination is subsequent to the date of delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination of employment). If the

Participant is subject to an individual employment agreement with the Company or eligible to participate in a Company severance plan or arrangement, in any case which agreement, plan or arrangement contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement, plan or arrangement. Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant’s employment shall be considered to have been terminated for Cause if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

4.    Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5.    Nontransferability of Option; Clawback.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant. In accepting this option, the Participant agrees to be bound by any clawback policy that the Company has adopted or may adopt in the future.

6.    Provisions of the Plan.

This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option.

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2021 Inducement Stock Incentive Plan.

PARTICIPANT:

Address:

PARTICIPANT’S SPOUSE (if applicable)*:

Address:

TRANSLATE BIO, INC.

By:
Name of Officer:
Title:

*	Required for Participants residing in Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas or Wisconsin.

EXHIBIT A

TRANSLATE BIO, INC.

Stock Option Exercise Notice

Translate Bio, Inc.

29 Hartwell Avenue

Lexington, MA 02421

Dear Sir or Madam:

I am the holder of a Nonstatutory Stock Option granted to me under the Translate Bio, Inc. (the “Company”) 2021 Inducement Stock Incentive Plan on                  for the purchase of                  shares of Common Stock of the Company at a purchase price of $                 per share.

I hereby exercise my option to purchase                  shares of Common Stock (the “Shares”), for which I have enclosed [cash] [a personal check] in the amount of                 . Please register my stock certificate as follows:

Dated:

Signature
Print Name:

Address:

Name and address of persons in whose name the Shares are to be jointly registered (if applicable):

Tax ID#

Very truly yours,